Exhibit 23.1.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Chartered Semiconductor Manufacturing Ltd.:
We consent to the use of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd. as of December 31, 2007 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference; to the reference to our firm under the heading “Selected Financial Data” in the December 31, 2008 Annual Report on Form 20-F of Chartered Semiconductor Manufacturing Ltd., also incorporated herein by reference; and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

KPMG LLP
Singapore
March 9, 2009